UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 2, 2019

Esperion Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35986	26-1870780
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3891 Ranchero Drive, Suite 150 Ann Arbor, MI	48108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (734) 887-3903

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01. Entry into a Material Definitive Agreement.

On January 2, 2019, Esperion Therapeutics, Inc. (the “Company”) entered into a License and Collaboration Agreement (the “Agreement”) with Daiichi Sankyo Europe GmbH (“DSE”). Pursuant to the Agreement, the Company will grant DSE exclusive commercialization rights to bempedoic acid and the bempedoic acid / ezetimibe combination pill in the European Economic Area and Switzerland (the “Territory”). DSE will be responsible for commercialization in the Territory. The Company will be responsible for clinical development, regulatory and manufacturing activities for the licensed products globally, including the Territory.

The Company and DSE will establish a joint collaboration committee (the “JCC”) to, among other powers and responsibilities, review and guide the implementation and management of development plans of the licensed products in the Territory, review the status of licensed products, approve of DSE’s request of certain clinical activities, address certain development and manufacturing matters of the licensed products in accordance with the terms of the Agreement, and perform other activities mutually agreed by the Company and DSE from time to time.

The Company will receive an upfront cash payment of $150 million as well as $150 million upon first commercial sales in the Territory. The Company is also eligible to receive a substantial additional regulatory milestone payment upon the grant of the marketing authorization in the European Union for the cardiovascular risk reduction label, depending on the range of relative risk reduction in the Company’s CLEAR Outcomes study. In addition, the Company is eligible to receive additional sales milestone payments. Finally, the Company will receive tiered fifteen percent (15%) to twenty-five percent (25%) royalties on net Territory sales.

The Agreement will remain in effect, unless terminated earlier, until the last to expire royalty term under the Agreement. Each party has the right to terminate the Agreement for the other party’s material breach of its obligations under the Agreement, subject to cure rights. Additionally, DSE may terminate the Agreement in its sole discretion and in its entirety after a certain time period with sufficient prior written notice. The Company may also terminate the licenses of specified patent rights upon notice if DSE challenges the enforceability, validity, or scope of any patent rights belonging to the Company, unless DSE withdraws or causes the challenge to be withdrawn within a specified period. Either party to the Agreement may terminate the Agreement if the other party declares bankruptcy. Other termination rights are as specified in the Agreement. Upon termination, any license granted by the Company to DSE will terminate.

The Agreement includes customary representations and warranties on behalf of the Company and DSE as are customarily found in transactions of this nature, including representations and operative provisions as to the licensed intellectual property, regulatory matters and compliance with applicable laws. The Agreement also provides for certain mutual indemnities for breaches of representations, warranties and covenants.

The foregoing description of the material terms of the Agreement is qualified in its entirety by reference to the complete text of the Agreement, which the Company intends to file, with confidential terms redacted, with the Securities and Exchange Commission.

Item 8.01. Other Events.

On January 4, 2019, the Company issued a press release announcing the entry into the Agreement.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated January 4, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 4, 2019	Esperion Therapeutics, Inc.

	By:	/s/ Tim M. Mayleben
Tim M. Mayleben
President and Chief Executive Officer